EXHIBIT 21

           SUBSIDIARIES OF WISCONSIN POWER AND LIGHT COMPANY

   The subsidiaries and affiliates of WP&L as of December 31, 1997, were as follows:

   Name of Subsidiary
   % of Voting Stock Owned Directly
   or Indirectly by the Company                         State of Incor.

   A.  South Beloit Water, Gas and
        Electric Company (100%)                         Illinois

   B.  REAC, Inc (100%)                                 Wisconsin

   C.  Wisconsin River Power Company (33-1/3%)          Wisconsin

   D.  Wisconsin Valley Improvement Company (13%)       Wisconsin